EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its Fourth Quarter and Fiscal Year Ended September 30, 2017

MCLEAN, Va., Nov. 20, 2017 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ:GLAD) (the “Company”) today announced earnings for its fourth quarter and fiscal year ended September 30, 2017.  Please read the Company’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	September 30, 2017	June 30, 2017	Change	% Change

Total investment income	$10,834	$9,632	$1,202	12.5%
Total expenses, net of credits	(5,348)	(4,253)	(1,095)	(25.7)
Net investment income	5,486	5,379	107	2.0
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized loss	(1,337)	(23)	(1,314)	(5,713.0)
Net unrealized appreciation	1,294	807	487	60.3
Net increase in net assets resulting from operations	5,443	6,163	(720)	(11.7)
Weighted average yield on interest-bearing investments	11.8%	11.5%	0.3%	2.6
Total invested	$16,643	$35,791	$(19,148)	(53.5)
Total repayments and net proceeds	12,363	6,014	6,349	105.6

As of:	September 30, 2017	June 30, 2017	Change	% Change
Total investments, at fair value	$352,373	$345,503	$6,870	2.0%
Fair value, as a percent of cost	85.6%	85.1%	0.5%	0.6
Net asset value per common share	$8.40	$8.38	$0.02	0.2

For the Year Ended:	September 30, 2017	September 30, 2016	Change	% Change

Total investment income	$39,233	$39,112	$121	0.3%
Total expenses, net of credits	(17,800)	(19,625)	1,825	(9.3)
Net investment income	21,433	19,487	1,946	10.0
Net investment income per common share	0.84	0.84	—	—
Cash distribution per common share	0.84	0.84	—	—
Total net realized (loss) gain	(4,763)	7,152	(11,915)	(166.6)
Total net unrealized appreciation (depreciation)	510	(15,272)	15,782	NM
Net increase in net assets resulting from operations	17,180	11,367	5,813	51.1
Weighted average yield on interest-bearing investments	11.6%	11.1%	0.5%	4.5
Total invested	$112,092	$89,546	$22,546	25.2
Total repayments and proceeds	83,444	130,666	(47,222)	(36.1)

As of:	September 30, 2017	September 30, 2016	Change	% Change
Total investments, at fair value	$352,373	$322,114	$30,259	9.4
Fair value as a percent of cost	85.6%	84.4%	1.2%	1.4
Net asset value per common share	$8.40	$8.62	$(0.22)	(2.6)

NM=Not Meaningful

Fourth Fiscal Quarter 2017 Highlights:

  Portfolio Activity: Invested $14.0 million in three new portfolio companies and $2.6 million in existing portfolio companies. Received $12.4 million in repayments and net proceeds from portfolio companies.
  Financing Activity: Sold 280,218 shares of our common stock at a weighted-average price of $9.86 per share through our at-the-market program for gross proceeds of $2.8 million.  Issued 2.1 million shares of 6.00% Series 2024 Term Preferred Stock for gross proceeds of $51.8 million and redeemed all 2.4 million shares of our then outstanding 6.75% Series 2021 Term Preferred Stock for $61 million.
  Recurring Distributions and Dividends: For each of July, August and September 2017, paid monthly distributions to common stockholders ($0.07 per common share) and monthly dividends to preferred stockholders ($0.140625 per share of the Company’s 6.75% Series 2021 Term Preferred Stock).

Fourth Fiscal Quarter 2017 Results:

Total investment income increased by 12.5% compared to the prior quarter driven by an increase in interest income and other income.  Interest income increased by $0.5 million, or 6.2%, due to a slight increase in the average investment portfolio balance as well as an increase in the weighted average yield quarter over quarter.  Other income increased to $0.6 million during the current quarter primarily due to dividend income recognized.  Total expenses increased by 25.7% quarter over quarter, primarily as a result of a $0.3 million increase in management and incentive fees, a $0.6 million decrease in advisor fee credits, and a $0.2 million increase in interest expenses.

Net Investment Income for the quarter ended September 30, 2017 was $5.5 million, or $0.21 per share, an increase of 2.0% as compared to the prior quarter.

Net Increase in Net Assets Resulting from Operations for the quarters ended September 30, 2017 and June 30, 2017 was $5.4 million, or $0.21 per share, compared to $6.2 million, or $0.24 per share, respectively. The quarter over quarter decrease was driven primarily by the realized loss of $1.3 million recognized during the current quarter in connection with the voluntary redemption of our Series 2021 Term Preferred Stock.

Fiscal Year Ended 2017 Results:

Total investment income increased by 0.3% during the fiscal year ended September 30, 2017 compared to the prior year, due to an increase in interest income partially offset by a decrease in other income.  Interest income increased by $1.9 million, or 5.3%, due to an increase in the average investment portfolio balance as well as an increase in the weighted average yield year over year.  Other income decreased by $1.7 million primarily due to the large decline in repayments and associated fees received compared to the prior year.   Total expenses decreased 9.3% year over year, primarily due to a $1.5 million decrease in our net base management and incentive fees and a $0.6 million decrease in professional and administrative costs.

Net Investment Income for the years ended September 30, 2017 and 2016, was $21.4 million, or $0.84 per share, and $19.5 million, or $0.84 per share, respectively.

Net Increase in Net Assets Resulting from Operations for the years ended September 30, 2017 and 2016, was $17.2 million, or $0.67 per share, compared to $11.4 million, or $0.49 per share, respectively.  The year over year change was driven by the increase in net investment income and lower net realized and unrealized loss compared to the prior year.

Subsequent Events:  Subsequent to September 30, 2017, the following significant events occurred:

· Portfolio Activity:

  In October 2017, we sold our investment in Flight Fit N Fun LLC, which had a cost basis and fair value of $8.5 million and $9.2 million, respectively, as of September 30, 2017. In connection with the sale, we received net cash proceeds of approximately $9.4 million, including the repayment of our debt investment of $7.8 million at par.
  In October 2017, we invested $11.0 million in AVST Parent Holdings, LLC through secured first lien debt.
  We closed on four additional investments totaling $17.5 million and received prepayments on two additional investments aggregating $5.5 million, bringing the net originations since the end of the quarter to $13.8 million.

· At-the-Market Program: We sold an additional 471,498 shares of our common stock at a weighted-average price of $9.69 per share through our at-the-market program for gross proceeds of $4.6 million.

· Distributions and Dividends Declared: In October 2017, our Board of Directors declared the following monthly cash distributions to common and preferred shareholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2024 Term Preferred Share
October 20, 2017	October 31, 2017	$0.07	$0.141667	(A)
November 20, 2017	November 30, 2017	0.07	0.125
December 19, 2017	December 29, 2017	0.07	0.125
	Total for the Quarter	$0.21	$0.391667

(A) The dividend paid on October 31, 2017 included the pro-rated period from and including the issuance date of September 27, 2017 to and including September 30, 2017, and the full month of October 2017.

Comments from Gladstone Capital’s President, Bob Marcotte: “We closed our fiscal 2017 fourth quarter on a strong note as our investment income in the quarter surged on a combination of continued asset growth, sustained investment yields and an uptick in other income to more normal levels.  With the asset growth of last year, positive net originations thus far this quarter and cost savings associated with our recent preferred stock refinancing, we are well positioned to improve on our results as we head into FY2018.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, November 21, 2017, at 8:30 a.m. EST.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through December 21, 2017.  To hear the replay, please dial (855) 859-2056 and use conference number 54341413.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through January 21, 2018.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 177 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-K, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-K for the quarter ended September 30, 2017, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on Gladstone Capital’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in Gladstone Capital’s filings with the U.S. Securities and Exchange Commission. Gladstone Capital undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.